Exhibit 8.1


                                 August 3, 2001



Extended Stay America, Inc.
450 E. Las Olas Boulevard
Ft. Lauderdale, FL  33301

          Exchange Offer for 9-7/8% Senior Subordinated Notes due 2011
          ------------------------------------------------------------

Ladies and Gentlemen:

              We have acted as counsel to Extended Stay America, Inc. (the "Company") in connection with the Registration Statement on Form S-4, to which this opinion appears as Exhibit 8.1, which includes the prospectus of the Company relating to the offer by the Company to exchange (the "Exchange Offer") the Company's 9-7/8% Senior Subordinated Notes due 2011 (the "Exchange Notes") for the Company's outstanding 9-7/8% Senior Subordinated Notes due 2011 (the "Outstanding Notes" and together with the Exchange Notes, the "Notes").

              We are of the opinion that, subject to the limitations and conditions set forth therein, the discussion in "Principal United States Federal Income Tax Considerations" accurately describes the United States federal income tax consequences of the exchange offer and the purchase, ownership and disposition of the Notes.

              We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the registration statement and to the reference to this firm in the prospectus constituting part of the registration statement.

                                          Very truly yours,